EXHIBIT 10.1

Exhibit A
Amendment No. 6 to the
Pfizer Supplemental Savings Plan (the “PSSP”)
(Amended and Restated as of January 1, 2016)

* * *

(New material underlined; deletions crossed out)

1.	New Appendix H is added to read as follows:
APPENDIX H
SPECIAL PROVISIONS APPLICABLE TO EMPLOYEES TRANSFERRED TO EMPLOYMENT WITH
GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED.

Effective as of the Closing Date (“Closing Date”) as defined in the Stock and Asset Purchase Agreement by and among Pfizer Inc., GlaxoSmithKline PLC (“GSK”) and GlaxoSmithKline Consumer Healthcare Holdings Limited Dated as of December 19, 2018 (the “Pfizer-GSK Agreement”), this Appendix H sets out the additional provisions that apply to those certain employees of the Company (the “Transferred GSK Employees”) whose employment is transferred to GlaxoSmithKline Consumer Healthcare Holdings Limited as of the Closing Date pursuant to the terms of the Pfizer-GSK Agreement:

1.	As of the Closing Date, Transferred GSK Employees are no longer eligible to participate in the Plan.

2.
For purposes of any Matching Contribution paid with respect to the 2019 plan year, the Closing Date for each such Transferred GSK Employee shall be considered to have occurred on the last day of the applicable quarter of 2019.

3.
For purposes of the Retirement Savings Contribution paid with respect to the 2019 plan year, the Closing Date for each such Transferred GSK Employee shall be considered to have occurred on the last day of 2019.

4.	Effective as of the Closing Date, any unvested Retirement Savings Contributions in the Accounts of Transferred GSK Employees shall be vested.

GSK Amendment to 2016 PSSP